Putnam Multi-Cap Value Fund

4/30/14 annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:



72DD1
        Class A   1,729
	Class M   5

742DD1
        Class R    40
        Class Y   165


73A1	Class A	0.103
        Class M	0.023

73A2	Class R	0.066
	Class Y	0.143


74U1	Class A   16,805
	Class B   475
	Class C   1,154
	Class M   232

74U2	Class R   644
        Class Y   1,371

74V1	Class A   19.47
	Class B   18.27
        Class C   18.21
	Class M   18.74

74V2	Class R   19.10
        Class Y   19.49



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.